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                                                                   Exhibit 10.10

PROTARGA, INC.
                                                         NIGEL L. WEBB, PHD
                                                         PRESIDENT, CHAIRMAN AND
                                                         CHIEF EXECUTIVE OFFICER
                                                         nigel.webb@protarga.com

October 23, 2001

Lee P. Schacter, MD, PhD
---------------------------
---------------------------

Dear Dr. Schacter:

         I am pleased to confirm the terms of an offer by Protarga, Inc. ("Protarga" or "Company") to you for the position of Senior Vice President, Clinical Development. In this capacity, you will report to the Company's President, and you will have the responsibilities listed on the attached job description (Exhibit A). This position will be based in the greater Philadelphia area, initially at the Company's King of Prussia location.

         This position is offered at an initial salary of $8,334 (eight thousand three hundred thirty four) per month, based on your employment for this position for 50% of your business time. Effective February 1, 2002, you will be employed for 75% of your business time, and your salary will be adjusted to a rate of $12,500 (twelve thousand five hundred dollars) per month. It is understood that your other activities during this period of part-time employment will be limited to the provision of consulting services to Boston Life Sciences.

         On July 1, 2002 (or earlier, if you so elect) you will become a full-time employee of Protarga and your salary will be adjusted to a rate of $16,667 (sixteen thousand six hundred sixty seven dollars) per month. Upon becoming a full-time employee of Protarga, you will be eligible to receive an annual bonus opportunity of up to 30% of your salary in effect at the end of such calendar year (adjusted prorata for a partial year of full employment). For 2002, you will be eligible for an additional bonus opportunity of 15% of your salary, based on the Company commencing a Phase III clinical study. Your salary will be reviewed for merit increase consideration in July 2003, and annually thereafter.

         Upon joining the Company, you will receive an option to acquire five thousand (5,000) shares of the Company's common stock exercisable at $80 (eighty dollars) per share, subject to Board approval, the terms of the Company's Stock Option Plan, the following vesting schedule, and your being an employee of the Company when these events occur:
     o 3,750 of these shares will vest at the rate of 40 shares per month while you are a part-time employee, and 80 shares per month once you become a full-time employee;
     o 1,250 shares will vest upon the Company's submission of an NDA to the FDA. On July 1, 2003 and annually thereafter, you will be eligible for consideration to receive grants of additional stock options pursuant to the Company's Stock Option Policy then in effect, and subject to your being an employee of the Company at that time.

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         Upon becoming a full-time employee, you will be eligible for participation in the Company's health insurance plan and other benefit programs afforded to full-time employees, such as the Company's 401(k) and disability plans. You will then also begin to accrue paid vacation on a monthly basis at the rate of three (3) weeks per year, but such vacation time can not be carried over to subsequent years.

         Prior to your becoming a full-time employee, you or the Company may terminate this agreement upon 30 days prior written notice, without the payment of any additional consideration beyond that earned through the date of termination. In the event that, following your completion of one year of service as a full-time employee, you are terminated without cause as defined by the Company, you will receive six equal monthly severance payments totaling one half of your then effective annual salary.

         Should you accept this offer, your employment will be of an at-will nature. Either you or Protarga may terminate your employment at any time with or without cause, with or without notice. No representative of the Company other than its President in writing has any authority to enter into any agreement with you for employment for any specified period or any agreement contrary to the foregoing.

         This offer is contingent upon your accepting, signing and complying with the terms of the enclosed Job Description and Employee Confidentiality Agreement, which will become effective as of the date of your accepting this offer. The Company has made no commitments to you other than those contained in this letter, which is a contract made under, construed in accordance with, and governed by Pennsylvania law without regard to conflict of laws principles. The federal and state courts situated in Montgomery County, Pennsylvania shall have jurisdiction to hear any dispute related in any way to this letter or your employment by the Company, and you hereby consent to such jurisdiction. In the event that there is a conflict between the terms and conditions of this agreement and those in any other agreement you have entered, the terms and conditions of this agreement shall govern.

         If you have any questions concerning this offer, please contact me. We look forward to your joining Protarga. I believe the position will be a challenging, exciting, and rewarding one for you, and I look forward to working with you. If you agree to and accept the terms and conditions of this letter, please so indicate by signing and returning one copy of this letter and the attached confidentiality agreement (Exhibit B).

Sincerely yours,

/s/ N. L. Webb

Nigel L. Webb, PhD

         I have read and understand this letter, and accept the offer of employment on the terms and conditions described therein. I acknowledge receipt of a copy of this letter.
/s/ Lee P. Schacter                ___________                   23 OCTOBER 2001
-------------------------------    ----------------------        ---------------
Lee P. Schacter                    Social Security Number        Date

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JOB DESCRIPTION (EXHIBIT A)

Position:                  Senior Vice President, Clinical Development

Status:                    Salaried/Exempt

Reports to:                President

Direct Reports
     1.  Vice President, Clinical Development
     2.  Vice President, Clinical Operations
     3.  Executive Assistant

Key Relationships
     1.  Senior Vice President, Research and Development
     2.  Senior Vice-President, Finance
     3.  Oncology Advisory Board

Key Responsibilities
     1.  Manage all aspects of the Company's clinical programs.
     2.  Play a key role in the Company's drug development decisions.
     3.  Act as the Company's designated medical director.
     4. Develop and implement strategies for clinical development and registration activities.
     5.  Design and negotiate clinical study protocols.
     6.  Recruit medical institutions and key opinion leaders.
     7.  Appoint and monitor contract research organizations.
     8.  Conduct special projects as requested by the Company's President.


I have read, understand and accept this Job Description, of which I have received a copy.



/s/ Lee P. Schacter                                  23 October 2001
------------------------------------                 ------------------
Lee P. Schacter, MD, PhD                             Date

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                 EMPLOYEE CONFIDENTIALITY AGREEMENT (EXHIBIT B)
In consideration of my employment and continued employment by Protarga, Inc. or one of its affiliates (hereinafter collectively referred to as the "Company"), I hereby agree as follows:

(a) I will not disclose or use at any time without prior written consent of the Company, either during or subsequent to any such term of employment, any secret, proprietary or confidential information of the Company, which I develop or obtain during any such term of employment, or any secret, proprietary or confidential information of any other person that I may receive in connection with my duties to the Company, except as may be required in my duties to the Company, provided, however, that upon the termination of such employment, secret, proprietary or confidential information shall not include (i) any information which is commonly known or enters into the public domain through no fault of mine or (ii) any information received from a third party without an obligation of confidentiality. I understand that the foregoing limitations will apply to publication of the results of my work, and that no such publication shall be made without prior written authorization from the Company.

(b) Any and all inventions, discoveries and improvements conceived or made by me, alone or with others, during the term of employment that (i) relate to the business or activities of the Company or (ii) are conceived or developed as a result of my work for the Company, whether as an employee or a consultant, shall belong to the Company, whether or not reduced to writing or practice during the period of employment. I will keep notes of and promptly disclose to the Company in writing all such inventions, discoveries and improvements, but my failure to keep such notes or to make such disclosure to the Company shall not adversely affect the Company's rights to such inventions, discoveries and improvements. Without further consideration, I will assign to the Company or its nominee all of my rights and interest in any such inventions, discoveries and improvements, and will, upon request by the Company or its nominee, and at its expense, assist the Company or its nominee in any proper way to apply for and obtain for the Company or its nominee patents of the United States or any foreign country or to protect otherwise and keep protected the interest of the Company or its nominee in any inventions, discoveries and improvements, conceived or made by me during the period of employment. My obligations under this paragraph shall be binding on my assigns, executors, administrators or other legal representatives to the extent that any of them can fulfill those left unfulfilled by me.

(c) All copyrightable work by me, in connection with my employment, is intended to be "work made for hire" as that term is defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company. If the copyright to such copyrightable work shall not be the property of the Company by operation of law, I will, without further consideration, assign to the Company all right, title and interest in such copyrightable work and will assist the Company and its nominees in every proper way, entirely at the Company's expense, to secure, maintain and defend for the Company's own benefit copyrights and any extensions and renewals thereof in any and all countries, such work to be and to remain the property of the Company whether copyrighted or not. Notwithstanding the other provisions of this paragraph, any work of fiction written by me, that does not contain information from or about the Company, shall not become the property of the Company.

(d) I will not remove any Company property from the Company's premises without written authorization from the Company, except as may be required in my duties to the Company. I will deliver to the Company upon request, and in any event upon termination of employment, all notes, notebooks, reports, charts, letters, records, plans, lists, tapes, films, computer programs, data, graphics

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and all other material of a secret, proprietary or confidential nature, including copies, that relate to the Company's business and are in my possession or control.

(e) I will not during my employment with the Company, and for a period of one year after the termination of such employment, directly or indirectly engage or assist any other person to engage in any activity competitive with Protarga's TARGACEUTICAL(TM) products or drug delivery technology, other than as the holder of not more than one percent (1%) of the total outstanding capital stock of a publicly held Company.

(f) I will not during my employment with the Company and for a period of one year after the termination of such employment, cause or attempt to cause any employee or consultant of the Company to cease to be employed by or to cease to make his services available to the Company.

(g) I agree that a violation of this agreement by me would cause irreparable damage to the Company and that in the event of a violation by me the Company shall have, in addition to any and all claims for monetary damages, the right to a temporary restraining order, preliminary injunction, permanent injunction, order of specific performance and other equitable relief to prevent the violation of my obligations under this agreement.

(h) I represent that my performance as an employee of the Company will not violate any agreement by which I am bound, including without limitation any noncompetition agreement or agreement to keep in confidence proprietary information of any other person, and I agree that I will continue to comply with all such agreements.

(i) This agreement shall inure to the benefit of the Company and any other person or entity that acquires all or a substantial portion of the business and assets of the Company.

(j) If any provision of this agreement shall be found to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof.

(k) This agreement is intended to supplement all present and future confidentiality agreements relating to my present and future employment by or consulting agreements with the Company. This agreement shall not be deemed to be superseded by any such present or future agreement unless a future agreement so states, with express reference to this agreement; and in the case of any conflict between the provisions of this agreement and the provisions of any future agreement, all provisions of this agreement shall continue in effect except that those in direct conflict shall be deemed superseded to the limited extent necessary to reconcile such conflict.

(l) This agreement and any disputes related hereto shall be governed by Pennsylvania law without regard to conflict of laws principles. The federal and state courts situated in Montgomery County, Pennsylvania shall have jurisdiction to hear any dispute hereunder, and I hereby consent to such jurisdiction and to personal service by mail delivery to the Secretary of State of Pennsylvania.

I have read, understand and accept the above terms and conditions. I acknowledge receipt of a copy of this Employee Confidentiality Agreement.

/s/ Lee P. Schacter                ___________                 23 OCTOBER 2001
-----------------------------      ----------------------      -----------------
Lee P. Schacter, MD, PhD           Social Security Number      Date